Exhibit 4.2

FRANKLIN BSP real estate DEBT, INC

SHARE REPURCHASE PLAN

Franklin BSP Real Estate Debt Inc., a Maryland corporation (the “Company”), has adopted this Share Repurchase Plan (this “Share Repurchase Plan”) effective as of March 17, 2025, to be administered by the Company on the terms and conditions set forth below.

General

While holders of shares of common stock, $0.001 par value per share (“Shares”), of the Company (“Stockholders”) should view an investment as long term with limited liquidity, the Company has adopted this Share Repurchase Plan, whereby on a quarterly basis, Stockholders may request that the Company repurchase all or any portion of the Shares they own. Due to the illiquid nature of the Company’s investments, the Company may not have sufficient liquid resources to fund all repurchase requests. In addition, the Company has established limitations on the amount of funds it may use for repurchases during any calendar quarter. See “—Repurchase Limitations” below.

Stockholders may request that the Company repurchase Shares through their financial advisor or directly with the Company’s transfer agent, SS&C Technologies, Inc. (the “Transfer Agent”). The procedures relating to the repurchase of Shares are as follows:

•	Repurchases of Shares pursuant to this Share Repurchase Plan in any particular quarter will be executed following the close of business as of the last calendar day of that calendar quarter (each such date, a “Repurchase Date”). To have Shares repurchased, a Stockholder’s repurchase request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable calendar quarter. Settlements of share repurchases generally will be made within three business days of the Repurchase Date. Repurchase requests received and processed by the Transfer Agent will be effected at a repurchase price equal to the transaction price on the applicable Repurchase Date (which will generally be equal to the prior month’s NAV per share for such class of Share), subject to any Early Repurchase Deduction.

However, the Company may offer Shares at a transaction price that it believes reflects the NAV per share more appropriately than the prior month’s NAV per share (including by updating a previously disclosed offering price) in exceptional cases where it believes there has been a material change (positive or negative) to the NAV per share since the end of the prior month due to the aggregate impact of factors such as general significant market events or disruptions or force majeure events. In such cases, the transaction price will not be not based on the prior month’s NAV per share.

•	A Stockholder may withdraw his or her repurchase request by notifying the Transfer Agent, directly or through the Stockholder’s financial intermediary, on the toll-free, automated telephone line, (844) 643-0430. The line is open on each business day between the hours of 9:00 a.m. and 6:00 p.m. (Eastern time). Repurchase requests must be cancelled before 4:00 p.m. (Eastern time) on the last business day of the applicable calendar quarter.

•	If a repurchase request is received after 4:00 p.m. (Eastern time) on the second to last business day of the applicable calendar quarter, the repurchase request will be executed, if at all, on the next calendar quarter’s Repurchase Date at the transaction price applicable to that quarter (subject to any Early Repurchase Deduction), unless such request is withdrawn prior to the repurchase. Repurchase requests received and processed by the Transfer Agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by the Company, in its sole discretion, and such determination shall be final and binding.

•	Repurchase requests may be made by mail or by Stockholders contacting their financial intermediary. If making a repurchase request by contacting a financial intermediary, the financial intermediary may require a Stockholder to provide certain documentation or information or may impose more restrictive deadlines than described under this Share Repurchase Plan. If making a repurchase request by mail to the Transfer Agent, a Stockholder must complete and sign a repurchase authorization form. Written requests should be sent to the Transfer Agent at the following address:

Franklin Benefit Street Real Estate Debt

c/o SS&C

801 Pennsylvania Ave, Suite 219443

Kansas City, MO 64105-1307

Toll Free Number: (844) 643-0430

Corporate investors and other non-individual entities must have an appropriate certification on file authorizing repurchases. A signature guarantee may be required.

•	For processed repurchases, Stockholders may request that repurchase proceeds are to be paid by mailed check provided that the amount is less than $100,000 and the check is mailed to an address on file with the Transfer Agent for at least 30 days.

•	Processed repurchases of $100,000 or more will be paid only via wire transfer. For this reason, Stockholders who own $100,000 or more of Shares must provide wiring instructions for their brokerage account or designated U.S. bank account. Stockholders who own less than $100,000 of Shares may also receive repurchase proceeds via wire transfer, provided the payment amount is at least $2,500. For all repurchases paid via wire transfer, the funds will be wired to the account on file with the Transfer Agent or, upon instruction, to another financial institution provided that the Stockholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating your bank or brokerage account on file. Funds will be wired only to U.S. financial institutions (ACH network members).

•	A medallion signature guarantee will be required in certain circumstances. The medallion signature process protects Stockholders by verifying the authenticity of a signature and limiting unauthorized fraudulent transactions. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions which are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Company reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any repurchase or transaction request. The Company may require a medallion signature guarantee if, among other reasons: (1) the amount of the repurchase request is over $500,000; (2) the Stockholder wishes to have repurchase proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than the Stockholder’s address of record for the past 30 days; or (3) the Transfer Agent cannot confirm the Stockholder’s identity or suspects fraudulent activity.

•	If a Stockholder has made multiple purchases of Shares, any repurchase request will be processed on a first-in-first-out basis unless otherwise requested in the repurchase request.

Minimum Account Balance Repurchases

As provided for in the Company’s charter, in the event that any Stockholder fails to maintain the minimum balance of $2,000 of Shares, the Company may seek to repurchase all of the Shares held by that Stockholder at the repurchase price in effect on the date the Company determines that the Stockholder has failed to meet the minimum balance, less any Early Repurchase Deduction. Minimum account repurchases will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in the Company’s NAV.

Sources of Funds for Repurchases

The Company may fund repurchase requests from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings, return of capital or offering proceeds (including from sales of Shares), and the Company has no limits on the amounts it may pay from such sources.

In an effort to have adequate cash available to support this Share Repurchase Plan, the Company may reserve borrowing capacity under a line of credit. The Company could then elect to borrow against this line of credit in part to repurchase Shares presented for repurchase during periods when it does not have sufficient proceeds from operating cash flows or the sale of Shares in its continuous offering to fund all repurchase requests.

Repurchase Limitations

The Company may repurchase fewer Shares than have been requested in any particular calendar quarter to be repurchased under this Share Repurchase Plan, or none at all, in its discretion at any time. In addition, the total amount of aggregate repurchases of Shares (excluding any Early Repurchase Deduction) is limited to no more than 5% of the Company’s aggregate NAV per calendar quarter (measured using the aggregate NAV as of the end of the immediately preceding month).

In the event that the Company determines to repurchase some but not all of the Shares submitted for repurchase during any calendar quarter, Shares submitted for repurchase during such quarter will be repurchased on a pro rata basis, after the Company has repurchased shares: (i) for which repurchase has been requested due to death, disability or divorce and (ii) from Stockholders who have failed to maintain the minimum account balance. All unsatisfied repurchase requests must be resubmitted after the start of the next quarter, or upon the recommencement of this Share Repurchase Plan, as applicable.

If the transaction price for the applicable quarter is not made available by the tenth business day prior to the last business day of the quarter (or is changed after such date), then no repurchase requests will be accepted for such quarter and Stockholders who wish to have their Shares repurchased the following quarter must resubmit their repurchase requests.

Should repurchase requests, in the Company’s judgment, place an undue burden on its liquidity, adversely affect its operations or risk having an adverse impact on the Company as a whole, or should the Company otherwise determine that investing its liquid assets in the Company’s target investments rather than repurchasing its Shares is in the best interests of the Company as a whole, the Company may choose to repurchase fewer Shares in any particular calendar quarter than have been requested to be repurchased, or none at all.

Further, the Company’s board of directors may make exceptions to, amend, suspend (including indefinitely) or terminate this Share Repurchase Plan if it deems such action to be in the Company’s best interest and the best interest of its Stockholders; provided, that the Board will not terminate this Share Repurchase Plan absent a liquidity event that results in Stockholders receiving cash or securities listed in a national securities exchange or where otherwise required by law. Material modifications, including any material amendment to the 5% quarterly limitation on repurchases and any suspensions of this Share Repurchase Plan, will be disclosed to Stockholders in the next periodic report filed by the Company with the Securities and Exchange Commission. Material modifications will also be disclosed on the Company's website. In addition, the Compa0%ny may determine to susp1end this Share Repurchase Plan due to regulatory changes, changes in law or if the Company becomes aware of undisclosed material information that it believes should be publicly disclosed before Shares are repurchased. Once this Share Repurchase Plan is suspended, the Company’s board of directors must affirmatively authorize the recommencement of this Share Repurchase Plan before Stockholder requests will be considered again.

Shares held by Benefit Street Partners L.L.C. (the “Advisor”) acquired as payment of the Advisor’s management fee or performance fee or as reimbursement for any advancement for the Company’s organization and offering expenses will not be subject to this Share Repurchase Plan, including with respect to any repurchase limits or the Early Repurchase Deduction. Stockholders who are exchanging a class of Shares for an equivalent aggregate NAV of another class of Shares will not be subject to this Share Repurchase Plan.

Early Repurchase Deduction

There is no minimum holding period for Shares and Stockholders can request that the Company repurchase their Shares at any time. However, subject to limited exceptions described herein, Shares that have not been outstanding for at least one year are repurchased at 95% of the transaction price. The one-year holding period is measured as of the first calendar day immediately following the prospective repurchase date. This Early Repurchase Deduction will also generally apply to minimum account repurchases. The Early Repurchase Deduction will not apply to Shares acquired through the Company’s distribution reinvestment plan.

The Early Repurchase Deduction will inure indirectly to the benefit of the Company’s remaining Stockholders and is intended to offset the trading costs, market impact and other costs associated with short-term trading in the Shares. The Company may, from time to time, waive the Early Repurchase Deduction in the following circumstances:

•	repurchases resulting from death or qualifying disability; or

•	in the event that a Stockholder’s Shares are repurchased because the Stockholder has failed to maintain the $2,000 minimum account balance.

As set forth above, the Company may waive the Early Repurchase Deduction in respect of repurchase of Shares resulting from the death of a Stockholder who is a natural person, subject to the conditions and limitations described above, including Shares held by such Stockholder through a revocable grantor trust or an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the Stockholder, the recipient of the Shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of such trust, who shall have the sole ability to request repurchase on behalf of the trust. The Company must receive the written repurchase request within 12 months after the death of the Stockholder in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death of a Stockholder. Such a written request must be accompanied by a certified copy of the official death certificate of the Stockholder. If spouses are joint registered holders of Shares, the request to have the Shares repurchased may be made if either of the registered holders dies. If the Stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of repurchase upon death does not apply.

Furthermore, as set forth above, the Company may waive the Early Repurchase Deduction in respect of repurchases of Shares held by a Stockholder who is a natural person who is deemed to have a qualifying disability (as such term is defined in Section 72(m)(7) of the Internal Revenue Code of 1986), subject to the conditions and limitations described above, including Shares held by such Stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, after receiving written notice from such Stockholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the Stockholder became a Stockholder. The Company must receive the written repurchase request within 12 months of the initial determination of the Stockholder’s disability in order for the Stockholder to rely on any of the waivers described above that may be granted in the event of the disability of a Stockholder. If spouses are joint registered holders of Shares, the request to have the Shares repurchased may be made if either of the registered holders acquires a qualifying disability. If the Stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of repurchase upon disability does not apply.

Items of Note

When a Stockholder makes a request to have Shares repurchased, a Stockholder should note the following:

•	if the Stockholder is requesting that some but not all of its Shares be repurchased, keep the balance above $2,000 to avoid minimum account repurchase, if applicable;

•	a Stockholder will not receive interest on amounts represented by uncashed repurchase checks;

•	under applicable anti-money laundering regulations and other federal regulations, repurchase requests may be suspended, restricted or canceled and the proceeds may be withheld; and

•	all Shares requested to be repurchased must be beneficially owned by the Stockholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the repurchase must be authorized to do so by the Stockholder of record of the Shares or his or her estate, heir or beneficiary, and such Shares must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Company may ask the requesting party to provide evidence satisfactory to it that the Shares requested for repurchase are not subject to any liens or encumbrances. If the Company determines that a lien exists against the Shares, the Company is not obligated to repurchase any Shares subject to the lien.

IRS regulations require the Company to determine and disclose on Form 1099-B the adjusted cost basis for Shares sold or repurchased. Although there are several available methods for determining the adjusted cost basis, unless a Stockholder elects otherwise, which a Stockholder may do by checking the appropriate box on the repurchase authorization form or calling the customer service number at (844) 785-4393, the Company will utilize the first-in-first-out method.

Frequent Trading and Other Policies

The Company may reject for any reason, or cancel as permitted or required by law, any purchase orders for Shares. For example, the Company may reject any purchase orders from market timers or investors that, in its opinion, may be disruptive to its operations. Frequent purchases and sales of Shares can harm Stockholders in various ways, including reducing the returns to long-term Stockholders by increasing the Company’s costs, disrupting portfolio management strategies and diluting the value of the Shares of long-term Stockholders.

In general, Stockholders may request that the Company repurchase their Shares once every 30 days. However, the Company prohibits frequent trading. The Company defines frequent trading as follows:

•	any Stockholder who requests that the Company repurchase its Shares within 30 calendar days of the purchase of such Shares;

•	transactions deemed harmful or excessive by the Company (including, but not limited to, patterns of purchases and repurchases), in its sole discretion; and

•	transactions initiated by financial advisors, among multiple Stockholder accounts, that in the aggregate are deemed harmful or excessive.

The following are excluded when determining whether transactions are excessive:

•	purchases and requests for repurchase of Shares in the amount of $2,500 or less;

•	purchases or repurchases initiated by the Company; and

•	transactions subject to the trading policy of an intermediary that the Company deems materially similar to its policy.

At the discretion of the dealer manager, Franklin Distributors, LLC, upon the first violation of the policy in a calendar year, purchase and repurchase privileges may be suspended for 90 days. Upon a second violation in a calendar year, purchase and repurchase privileges may be suspended for 180 days. On the next business day following the end of the 90 or 180 day suspension, any transaction restrictions placed on a Stockholder may be removed.

Mail and Telephone Instructions

The Company and the Transfer Agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized Stockholder transactions if they reasonably believe that such instructions were genuine. The Transfer Agent has established reasonable procedures to confirm that instructions are genuine including requiring the Stockholder to provide certain specific identifying information on file and sending written confirmation to Stockholders of record no later than five days following execution of the instruction. Stockholders, or their designated custodian or fiduciary, should carefully review such correspondence to ensure that the instructions were properly acted upon. If any discrepancies are noted, the Stockholder, or its agent, should contact his, her or its financial advisor as well as the Transfer Agent in a timely manner, but in no event more than 60 days from receipt of such correspondence. Failure to notify such entities in a timely manner will relieve us, the Transfer Agent and the financial advisor of any liability with respect to the discrepancy.